SerenityShares Investments LLC -- Compliance Manual

Code of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by SSI and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of SSI and is designed to, among other things, govern personal securities trading activities in the accounts of employees. All such persons owe a fiduciary duty to the Trust and the shareholders. A fiduciary duty means a duty of loyalty, fairness, and good faith towards the Trust and its shareholders, and an obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code.  The general principles are.

•	A duty at all times to place the interests of the Trust and its shareholders first.
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The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

•	The fundamental standard that such employees, officers, directors and trustees should not take inappropriate advantage of their positions, or of their relationship with the Trust or its shareholders.

It is imperative that the personal trading activities of the employees, officers, directors and trustees of the Trust and the Adviser, respectively, be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.
All personal securities transactions must also comply with the Securities & Exchange Commission’s Rule 17j-1.  Under this rule, no Employee may:
•	employ any device, scheme or artifice to defraud the Trust or any of its shareholders;
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make to the Trust or any of its shareholders any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or any of its shareholders; or
•	engage in any manipulative practice with respect to the Trust or any of its shareholders

The Code is based upon the principle that SSI and its employees owe a fiduciary duty to SSI’s Clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests before those of Clients, (ii) taking inappropriate advantage of their position in the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by the SSI continue to be applied. The purpose of the Code is to preclude activities that may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, SSI and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that SSI has an affirmative duty of utmost good faith to act solely in the best interest of its Clients.

In meeting its fiduciary responsibilities, SSI expects every employee to demonstrate the highest standards of ethical conduct as a condition of continued employment with SSI. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with SSI.

SSI’s reputation for fair and honest dealing in its Funds and with Clients is critical to the ongoing success of the firm. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our Clients. Employees are urged to seek the advice of the CCO for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees in their conduct. In situations in which an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the firm’s CCO. The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our Clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the Client even at the expense of the interests of employees.

Definitions
For the purposes of this Code, the following definitions shall apply:

A.    Access Person: Any of the Investment Advisers supervised persons who have access to non- public information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings or any reportable fund or any person involved with making security recommendations to investment advisory clients or who has access to such that are non-public. For purposes of the Code of Ethics, all supervised persons are considered Access Persons.
B.    Advisory Employees: Employees who, in connection with their regular functions or duties, make, participate in, or obtain information regarding the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendation with respect to purchases or sales. The Compliance Officer will maintain a current list of all Advisory Employees.
C.    Beneficial Interest or Beneficial Ownership: Ownership or any benefits of ownership, including the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. It shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

D.    Compliance Officer: The Compliance Officer for the Adviser and the Trust is each company’s  duly named Chief Compliance Officer.
E.     Employee Account: Each account in which an Employee or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. An Employee’s family members include the Employee’s spouse, minor children, any person living in the home of the Employee and any relative of the Employee (including in-laws) to whose support an Employee directly or indirectly contributes.
F.    Employees: The employees, officers, and trustees of the Trust and the employees, officers and directors of the Adviser, including Advisory Employees. The Compliance Officer will maintain a current list of all Employees.
G.    Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Employee has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option,  6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) inconsequential to any Fund because the transaction is very unlikely  to affect  a highly liquid market or because the security is clearly not related economically to any securities that a Fund may purchase or sell, 8) involving shares of a security of a company with a market capitalization in excess of $500 million.
H.    Funds:  Any series of the Trust.
I.     Related Securities: Securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.
J.     Reportable Security: Transaction and holdings of any security that is a holding or eligible to be  a holding of a fund or account where SSI or a control affiliate acts as the investment adviser for  the fund.
K.    Securities: Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security,” or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of unaffiliated registered open-end investment companies (including  exchange traded funds).
L.    Securities Transaction: The purchase or sale, or any action to accomplish the purchase or sale, of a Security for an Employee Account. The term Securities Transaction does not include transactions executed by the Adviser for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

M  . Supervised Person: Directors, officers and principals of SSI (or other persons occupying a similar status or performing similar functions); employees of SSI; and any other person who provides advice on behalf of SSI and is subject to SSI’s supervision and control.

Standards of Business Conduct
SSI places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our Clients is something we value and endeavor to protect. The following Standards of Business Conduct set forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all Supervised Persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisors.
Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions for all SSI Access Persons as defined herein. These procedures cover transactions in a Reportable Security in which an Access Person has a beneficial interest or in accounts over which the Access Person exercises control as well as transactions by members of the Access Person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for SSI or their agents or employees to employ any device, scheme or artifice to defraud any Client or prospective Client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

Prohibition Against Insider Trading

Introduction
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose Supervised Persons and the SSI to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, a penalty of up to three times the illicit windfall, and an order that permanently bars individuals from the securities industry. Finally, Supervised Persons and SSI may be sued by investors seeking to recover damages for insider trading violations. The rules contained in this Code apply to securities trading and information handling by Supervised Persons of SSI and their immediate family members. The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the firm’s CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No Supervised Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by SSI), while in the possession of material, nonpublic information, nor may any personnel of SSI communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information, the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the firm’s CCO.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column. You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to SSI securities recommendations and Client securities holdings and transactions.

With respect to SSI, material information includes details on rebalancing changes and weightings prior to a public announcement.

2.	What is Nonpublic Information?
Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.	Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by SSI (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

a.	Report the information and proposed trade immediately to the firm’s CCO.

b.	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

c.	Do not communicate the information inside or outside the firm, other than to the firm’s CCO.

d.	After the CCO has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the firm’s CCO before taking any action. This degree of caution will protect you, our Clients, and the firm.

4.	Contacts with Public Companies
Difficult legal issues can arise should a Supervised Person of SSI or other person subject to this Code become aware of material, nonpublic information. In such situations, SSI must make a judgment as to its further conduct. To protect yourself, the Clients and the firm, you should contact the firm’s CCO immediately if you believe that you may have received nonpublic information regardless of whether or not you believe it to be material.

5.	Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.

6.	Watch List
Although SSI does not typically receive material, non-public information relating to individual public companies, it may, if it receives or may potentially have access to such information, take appropriate procedures to establish a watch list to monitor the trading of these certain Securities.

At his discretion, the firm’s CCO may place certain securities on a “Restricted List.” Access Persons are prohibited from personally, or on behalf of an advisory account in which they have discretion, purchasing or selling any securities without the approval of the CCO during any period in which there are securities listed on the Restricted List. The CCO shall take steps to immediately inform all Supervised Persons of the securities listed on the Restricted List.

Personal Securities Transactions

III.	Personal Investment Guidelines
A.	Personal Accounts
    1.    The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions unless the transaction involves a private placement or initial public offering. Employees must remember that regardless of the transaction’s status as exempt or not exempt, the Employee’s fiduciary obligations remain unchanged.
    2.    While Supervised Persons are subject at all times to the fiduciary obligations described in this Code, the Personal Investment Guidelines and Compliance Procedures in Sections III and IV of this Code apply to Disinterested Trustees only if such person knew, or in the ordinary course of fulfilling the duties of that position, should have known, that during the fifteen days immediately preceding or after the date of the such person’s transaction that the same Security or a Related Security was or was to be purchased or sold for a Fund or that such purchase or sale for a Fund  was being considered, in which case such Sections apply only to such transaction.

    3.    Employees may not execute a Securities Transaction on a day during which a purchase or sell order in that same Security or a Related Security is pending for a Fund unless the Securities Transaction is combined (“blocked”) with the Fund’s transaction. Securities Transactions executed in violation of this prohibition shall be unwound or, if not possible or practical, the Employee must disgorge to the Fund the value received by the Employee due to any favorable price differential received by the Employee. For example, if the Employee buys 100 shares at $10 per share, and the Fund buys 1000 shares at $11 per share, the Employee will pay $100 (100 shares x $1 differential) to the Fund.
         Employees may execute a Securities Transaction of an affiliated open-end investment company (including ETFs) as the underlying holdings are rules-based and valuations of  the underlying securities will not impacted. Employees are prohibited from executive a securities transaction in any underlying holding to an affiliated open-end investment company (including ETFs) prior to a public announcement of the rebalancing subject to III.3 section above.
    4.    Any Securities Transactions in a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Fund, and whether the opportunity is being offered to the Employee by virtue of the Employee’s position with the Trust or the Adviser.  If the private placement acquisition is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization. Employees who have been authorized to acquire securities in a private placement will, in connection therewith, be required to disclose that investment if and when the Employee takes part in any subsequent investment in the same issuer. In such circumstances, the determination to purchase Securities of that issuer on behalf of a Fund will be subject to an independent review by personnel of the Adviser with no personal interest in the issuer.
    5.    Employees are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer. This restriction is imposed in order to preclude any possibility of an Employee profiting improperly from the Employee’s position with the Trust or the Adviser. If the initial public offering is authorized, the Compliance Officer shall retain a record of the authorization and the rationale supporting the authorization.
B.    Other Restrictions
Employees are prohibited from serving on the boards of directors of publicly traded  companies, absent prior authorization by the Compliance Officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of the Trust and the Funds’ shareholders. In the event that board service is authorized, Employees serving as directors will be isolated from other Employees making investment decisions with respect to the securities of the company in question.

IV.	Compliance Procedures
A.	Employee Disclosure
    1.     Within ten (10) days of commencement of employment with the Trust or the Adviser, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, and must disclose the following information, which information must be  current as of a date no more than 45 days prior to the date the person became an Employee: a) the title, number of shares and principal amount of each Security in which the Employee has a Beneficial Interest when the person became an Employee, b) the name of any broker/dealer with whom the Employee maintained an account when the person became an Employee, and c) the date the report is submitted.

    2.    Annually, each Employee must certify that he or she has read and understands this Code and recognizes that he or she is subject to it, that he or she has complied with the requirements of this Code and has disclosed or reported all personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. In addition, each Employee shall annually provide the following information (as of a date no more than 30 days before the report is submitted): a) the title, number of shares and principal amount of each Security in which the Employee had any Beneficial Interest, b) the name of any broker, dealer or bank with whom the Employee maintains an account in which any Securities are held for the direct or indirect benefit  of the Employee, and c) the date the report is submitted.

B.   Compliance
    1. All Employees must provide copies of all periodic broker account statements to the Compliance Officer. Each Employee must report, no later than thirty (30) days after the close of each calendar quarter, on the Securities Transaction Report form provided by the Adviser, all transactions in which the Employee acquired or sold any direct or indirect Beneficial Interest in a Security, including Exempt Transactions, and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code. The report will also identify any trading account, in which the Employee has a direct or indirect Beneficial Interest, established during the quarter with a broker, dealer or bank. The Employee may exclude transactions effected pursuant to an automatic investment plan. An automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
    2.     The Compliance Officer will, on a quarterly basis, check the trading account statements provided by brokers to verify that the Employee has not violated the Code. The Compliance Officer shall identify all Employees, inform those persons of their reporting obligations,  and  maintain  a record of all current and former access persons.
    3.     If an Employee violates this Code, the Compliance Officer will report the violation to management personnel of the Trust and the Adviser for appropriate remedial action which,  in  addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Employee, or suspension or termination of the Employee’s relationship with the Trust and/or the Adviser.
    4. The management personnel of the Adviser will prepare an annual report to the Trust’s board of trustees that summarizes existing procedures and any changes in the procedures made during the past year and certify to the Trust’s Board of Trustees that the Adviser and the Trust have each adopted procedures reasonably necessary to prevent Employees from violating this Code. The report will describe any issues existing under this Code since the last report, including without limitation, information about any material violations of this Code, any significant remedial action during the past year and any recommended procedural or substantive changes to this Code based on management’s experience under this Code, evolving industry practices or legal developments.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. SSI has adopted the policies set forth below to guide Access Persons in this area.

General Policy
The SSI policy with respect to gifts and entertainment is as follows:

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Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving SSI or that others might reasonably believe would influence those decisions;

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements

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Any Access Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of the SSI including gifts and gratuities with value in excess of $300 per year, must obtain consent from the firm’s CCO and the firm’s CCO shall record such gift in the Gift Reporting Log.

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This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business or reasonably has the potential to do business with SSI.

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This gift reporting requirement is for the purpose of helping SSI monitor the activities of its employees. However, the reporting of a gift does not relieve any Access Person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the firm’s CCO.

Protecting the Confidentiality of Client Information

Confidential Client Information
In the course of its investment advisory activities SSI may gain access to non-public information about its Clients’ and Investors. The Confidential Client Information discussed below generally refers to Client Non-Public Information, as described in the Privacy Act, that relate to tax identification number and Client name, address and phone number. As a best practice, it also includes the Investors in the Fund accounts. Such information may include a person’s status as an Investor in a Fund, personal financial and account information, the allocation of assets in an Investor’s portfolio, the composition of investments in any Investor portfolio, advice provided by SSI to an Investor, and data or analyses derived from such non- public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to SSI’s current or former Clients and/or their Investors, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information
All information regarding SSI’s Clients and Investors is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and made at the Client’s or Investor’s direction. SSI does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the Client or Investor requested or authorized, or to maintain and service the Client’s or Investor’s account. SSI will require that any financial intermediary, agent or other service provider utilized by SSI (such as broker-dealers or sub-advisors) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by SSI only for the performance of the specific service requested by SSI;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over SSI or as otherwise required by any applicable law. In the event SSI is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the Clients and/or Investors affected, so that the Clients and/or Investors may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, SSI shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities
All Access Persons are prohibited, either during or after the termination of their employment with the SSI from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An Access Person is permitted to disclose Confidential Client Information only to such other Access Persons who need to have access to such information to deliver SSI’s services to the Client and/or Investors.

Access Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with SSI must return all such documents to SSI.

Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information
SSI enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Access Persons who need to know such information to provide SSI’s services to Clients;
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Any Access Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	In general, all file cabinets containing Confidential Client Information will be locked at the end of the business day and all entries to the office are locked as well;
•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;
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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Access Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy
As a registered investment advisor, SSI and all Supervised Persons, must comply with SEC Regulation S- P, which requires investment advisers to adopt policies and procedures to protect the “nonpublic personal information” of natural person clients. “Nonpublic information,” under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P, SSI has adopted policies and procedures to safeguard the information of natural person Clients and its Clients’ Investors who are natural persons.

Enforcement and Review of Confidentiality and Privacy Policies
The firm’s CCO is responsible for reviewing, maintaining and enforcing SSI’s confidentiality and privacy policies. He is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of SSI.

Service as a Director
No Access Person shall serve on the board of directors of any publicly traded company without prior authorization from the firm’s CCO based upon a determination that such board service would be consistent with the interest of SSI’s Clients. Where board service is approved, SSI shall implement a “Fire Wall” or other appropriate procedures to isolate such person from making decisions relating to the company’s securities.
Certification

Initial Certification
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All Supervised Persons will be provided with a copy of the Code and must initially certify in writing to Compliance (attached as Appendix 4) that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments
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All Supervised Persons shall receive any amendments to the Code and must certify to Compliance in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification
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All Supervised Persons must annually certify in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information
•	Supervised persons should contact the firm’s CCO regarding any inquiries pertaining to the Code or the policies established herein.

Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
•	A record of any violation of the SSI Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
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A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an Access Person which shall be retained for five years after the individual ceases to be an Access Person of SSI (Sample attached as Appendix 4);

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
•	A list of all persons who are, or within the preceding five years have been, Access Persons;
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A record of any decision and reasons supporting such decision to approve an Access Person’s acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All Supervised Persons shall promptly report to the firm’s CCO or an alternate designee all apparent violations of the Code.

The CCO shall promptly report to the firm’s CEO all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to the CEO could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file.

The CEO, or in the case of purported violations by the CEO, the Executive Committee of the Company’s Board of Managers shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.